EXECUTION COPY

SETTLEMENT AGREEMENT AND RELEASE

This settlement agreement ("Settlement Agreement") is made as of December 28 2007 ("Agreement Date"), by and among (i) Michael Gardner, Baytree Capital Associates, LLC, Treeline Investment Partners, LP, Sean Deson, David Jaroslowicz and Gene Rosenfeld (collectively "Plaintiffs"), (ii) Gary Koren, Shalom Dolev, Cathal L. Flynn, Iftach Yeffet, Tony Gross and Michael Klein, (collectively the "Defendants", and (iii) SecureLogic Corp. ("SLGI"), as Nominal Defendant, parties to that certain action titled Civil No. 07cv645 (MGC), (the "Action").

WHEREAS, the obligations incurred pursuant to this Agreement shall be in full and final disposition of the Action.

WHEREAS, the Plaintiffs and Defendants (collectively the "Parties," individually, each "Party") intend that the settlement contemplated herein (the "Settlement") shall effect a reversal of the acquisition consummated in or around May 12, 2005 (the "2005 Acquisition") pursuant to which SLGI acquired the shares and business of SpaceLogic Ltd. and its subsidiary SecureLogic Ltd, Israeli corporations (collectively "SpaceLogic") in consideration for the issuance by SLGI of shares of common stock (the "Consideration Shares") to the record and beneficial owners of the capital stock of SpaceLogic.

WHEREAS, the Parties, through their respective counsel, have negotiated terms satisfactory to each of them and have agreed to resolve all outstanding issues and disputes between them;

WHEREAS, the plaintiffs and the defendants in the action filed in the Supreme Court of the State of New York, County of New York that was subsequently removed to United States District Court for the Southern District of New York, docketed at 07cv1964 (DLC) (the

"Treeline Action") have also reached a settlement agreement (the "Treeline Settlement Agreement") of even date herewith;

NOW THEREFORE, in consideration of the promises, representations, and mutual releases contained herein, and for other good and valuable consideration, receipt of which is hereby acknowledged, Plaintiffs and the Defendants hereby agree as follows:

1. Each Party in the Action represents and warrants that he, she, or it, as the case may be, has not sold, assigned, transferred, conveyed or otherwise disposed of any claim, demand, right of action, or cause of action relating in any way to the matters covered by the Agreement. Provided, that the foregoing shall not apply to the transfer of record or beneficial ownership to shares in SLGI by any of the Parties hereto.

2. To Defendants' knowledge, Schedule "A" attached hereto identifies all the direct and indirect subsidiaries of SLGI (the "Subsidiaries"). Each Defendant represents and warrants that he has not established, nor has he caused the establishment of, any other direct or indirect subsidiaries of SLGI.

3. The term "Effective Date" as used herein shall mean a date (to be agreed upon in good faith by the Parties), no later than five (5) business days following the latest of (i) the final approval of this Settlement Agreement by the court, and (ii) the effective date of the approval of the Settlement Agreement by no less than a majority of SLGI's outstanding voting stock. The Israeli Group (defined below) hereby represents that (in the aggregate) it beneficially owns, and controls the voting of, a majority of SLGI's issued and outstanding stock and that it will vote all such shares for the approval of the Settlement Agreement. On the Effective Date,

and subject to the satisfaction of the conditions set forth herein, the following actions shall be consummated simultaneously:

a. Subject to clause (ii) below, Defendants shall surrender or cause the surrender to SLGI for cancellation all of the shares (the "SLGI Shares") and derivative securities of SLGI issued pursuant to the 2005 Acquisition or thereafter to Defendants or to individuals or entities affiliated with Defendants, including entities in which they have a beneficial interest (the "Surrendering Parties"), which represent 100% of the Surrendering Parties' holdings of SLGI including any and all rights convertible or exercisable into shares of capital stock of SLGI. Notwithstanding anything contained herein to the contrary, (i) defendants represent that they have not sold or otherwise transferred or encumbered any beneficial interest in such shares or derivative securities (except for claims subject to the Treeline Action), and (ii) SLGI hereby authorizes Gary Koren to cause a transfer of 1,200,000 SLGI Shares directly to plaintiffs in the Treeline Action without consideration to SLGI in full satisfaction of the obligation to surrender such shares to SLGI in accordance with the foregoing.

b. SLGI shall transfer (the "Asset Transfer") to an entity ("Newco") beneficially owned by Gary Koren, Shalom Dolev, Iftach Yeffet, Tony Gross, and Michael Klein (the "Israeli Group"), to be designated by the Israeli Group, the business and all of the assets of SLGI of any nature whatsoever ("Included Assets"), other than the Excluded Assets (defined below). Newco, as used in this agreement, shall include any entity or individual that receives any of the Included Assets other than an unrelated party that receives such assets in exchange for full and fair consideration. The Included Assets shall include, without limitation, all the outstanding shares of SpaceLogic and of all other direct and indirect subsidiaries of SLGI, and all other rights thereto, all cash and cash equivalents, all rights to claims against third parties, all

intellectual property rights (whether or not registered) and other intangible assets, all accounts receivable, all rights under contracts (including, without limitation, proceeds under insurance contracts, all tangible assets, all business records, phone numbers, the corporate name "SecureLogic Corp." (and all rights in the name "securelogic," however capitalized) and all other trade names and trade marks used by SLGI since the 2005 Acquisition, all domain names (including, without limitation, secure-logic.net and secure-logic.com) currently owned or controlled by SLGI, and customer lists (the Parties recognize that Paul Goodman may have rights to one or more of such domain names, which Plaintiffs shall cause him to transfer to Newco upon payment by Defendants of his outstanding bills for legal services rendered to SecureLogic Corp.). Notwithstanding the foregoing, Newco and SLGI shall share in proceeds of SLGI's D&O insurance policy (the "Insurance Claim") received in respect of the Action and the Treeline Action in the following manner: Newco shall first be paid an amount equal to the actual payment made by SLGI, Newco and/or Defendants on account of reasonable legal fees in pursuing recovery of such insurance proceeds (as evidenced by invoices from the respective attorneys or law firms. Such invoices received to date shall be provided herewith as an Exhibit to this agreement, and subsequent invoices shall be forwarded to Plaintiffs' counsel, Robert Wolf, Esquire, promptly upon receipt by Defendants). Thereafter, remaining proceeds shall be allocated 25% to Newco and 75% to SLGI. SLGI's share of the insurance proceeds shall be deemed Excluded Assets (defined below), and Newco's share of the insurance proceeds shall be deemed Included Assets. Defendants and Plaintiffs (following the Effective Date) shall in good faith disclose to each other all documents in their possession related to Insurance Claim (subject to attorney-client privileged communication). The transferred assets shall not include the following assets (the "Excluded Assets"): (i) the sum of $250,000 (the "Minimum Cash

Balance"); (ii) receivables and payables in existence prior to the 2005 Acquisition, which shall be retained by SLGI following the Effective Date; (iii) corporate and tax records of SLGI (Newco may obtain and retain copies of such records); and (iv) SLGI's share of the Insurance Claim (described above). In order to further effect the foregoing, the Parties shall cause the approval of the shareholders of SLGI of a change in the corporate name of SLGI, effective at the Effective Date, to a name other than SecureLogic or any other trade name included in the Included Assets. The costs of obtaining approval of the Settlement by the court and regulatory authorities and all expenses of SLGI up to and including the Effective Date shall be paid at or prior to the Effective Date by SLGI and shall not reduce the Minimum Cash Balance.

c. Newco shall grant SLGI (or a newly formed direct or indirect wholly owned subsidiary of SLGI to be designated by SLGI – referred to herein as the "Licensee-Sub") (SLGI or the Licensee-Sub, as the case may be, is referred to as "Licensee") four (4) non-exclusive licenses (the "iScreen Licenses") for individual iScreen Line systems (the "iScreen Systems"), subject to all the following terms and conditions:

(1) The Licensee shall not offer for sale, sell, market or advertise the iScreen Systems, whether directly or indirectly, and shall not otherwise act in the market place in respect of the iScreen Licenses and/or the iScreen Systems subject thereto, except through Newco or Newco's designee.

(2) Each iScreen License shall confer upon Licensee the right to receive the first $200,000 in proceeds on account of the License Fee actually paid by a customer for the sale by Newco of an individual iScreen System that is subject to an iScreen License, and to share equally with Newco in the proceeds actually paid by such customer on

account of the License Fee in excess of $200,000. The term "License Fee" shall mean the fee paid by the respective customer for the license of an iScreen System. Newco shall assign to Licensee the right to receive SLGI's portion of License Fees in such manner as to enable Licensee to pursue collection directly against the respective Newco customer to the extent such License Fees have not been paid within 30 days following its due date.

(3) Upon payment to Licensee of the foregoing proceeds from the License Fee in respect to any of the four (4) iScreen Licenses, such iScreen License shall expire and the iScreen Licensee shall have no further rights in respect thereof. Except for the foregoing, the iScreen Licenses shall not confer upon Licensee any rights whatsoever.

(4) Each of the first four (4) iScreen Systems sold by Newco shall be deemed to be subject to an iScreen License, except that if the License Fee proceeds of any such iScreen License is less than $200,000, Licensee may elect (by written notice to Newco within 5 business days following notice by Newco to Licensee of the sale and its respective license price) to deem such iScreen System not subject to an iScreen License. If Licensee exercises its election rights under this subsection, then the subsequent sale of an iScreen System will qualify as a sale subject to an iScreen License (subject to Licensee's election rights under this subsection) until such time as a total of four (4) sales of iScreen Systems subject to an iScreen License have occurred.

d. As used in this Agreement, an "affiliate" of a person is (a) another person that owns or controls directly or indirectly such person, or is controlled by or is under common control with such person, and (b) such person's officers, directors, partners and members, and the term "person" means any individual or legal entity.

e. Newco shall assume, for the benefit of SecureLogic, all of the liabilities and obligations of SLGI and its direct and indirect subsidiaries created and arising following the 2005 Acquisition (the "Assumed Liabilities") with the express exception of: (i) liabilities and obligations to any of the Plaintiffs and/or their respective affiliates; (ii) any liabilities and obligations to Paul Goodman and any shareholders of SLGI (except the Defendants and their affiliates); (iii) any liabilities and obligations created by any of the Plaintiffs and/or their respective affiliates to the extent such liabilities and obligations are not reflected in the audited financial statements of SLGI for fiscal year 2006 or are otherwise unknown to the Defendants; and (iv) liabilities and obligations for taxes and SEC filings in an aggregate amount not to exceed $5,000. The liabilities described in clauses (i) through (iv) above, as well as all liabilities and obligations of SLGI or any of its direct and indirect subsidiaries incurred prior to the 2005 Acquisition or after the Effective Date are deemed "Retained Liabilities".

f. Provided all conditions to the Effective Date have been fully satisfied, Defendants waive any future claims against SLGI for indemnification in their capacity as directors and/or officers of SLGI including all rights to indemnification granted by the bylaws of SLGI or by any individual indemnification agreements; except that Defendants shall retain all, and shall not be deemed to have waived any, indemnification rights for claims arising out of, or related to, the Spin-Out (defined below), which rights are hereby acknowledged and confirmed by Plaintiffs.

g. Newco shall be solely responsible for the Assumed Liabilities and SLGI shall be solely responsible for the Retained Liabilities. Each Plaintiff represents to Defendants, and each Defendant represents to Plaintiffs, that he or it, as the case may be, is not

aware of any liabilities to, or potential claims by, any shareholders of SLGI against SLGI, its officers and/or directors other than those alleged in this Action and the Treeline Action.

h. Newco shall deliver to SLGI a promissory note (the "Note") in the principal amount of $100,00 payable on or before June 30, 2008. The Note shall be (i) non-negotiable, (ii) bear no interest, and (iii) be secured by a personal guaranty of Gary Koren (the "Guaranty"). The Guaranty shall be secured by a promissory note payable by Gary Koren to SLGI and otherwise in form and substance identical to the Note, accompanied by a confession of judgment, both to be held in escrow (pending satisfaction of the Note) by an Israeli attorney acceptable to Gary Koren and SLGI.

4. The Board of Directors of SLGI has approved the Agreement by adopting board resolutions stating that the Agreement is in the best interests of the corporation.

5. David Jaroslawicz, Treeline Investment Partners LLP, and all other plaintiffs (collectively the "Treeline Plaintiffs") in the Treeline Action shall, within 5 business days of execution of this Settlement Agreement, deliver to counsel for the defendants in the Treeline Action (the "Treeline Defendants") a form of dismissal (the "Dismissal Form") suitable for filing with the court to effect a dismissal of the Treeline Action with prejudice. The Dismissal Form shall be held by Treeline Defendants' counsel in escrow and may be filed at any time following the Effective Date. Pending the filing of the Dismissal Form with the court, there shall be a standstill in the Treeline Action and no party thereto shall be required to take any further action unless mandated by court.

6. SLGI shall pay all costs and expenses incurred in connection with the Meeting, including, without limitation, the preparation of a proxy statement (the "Proxy").

Plaintiffs and Defendants shall not be responsible for any such costs, regardless of whether the Settlement is approved provided, however, that the payment of such costs shall not reduce the Minimum Cash Balance.

7. Anti-disparagement

a. Each of the Defendants agrees that he will not disparage, or cause any other person, including Newco or any of its officers, directors, employees, or affiliates, to disparage any of the Plaintiffs, SLGI or Licensee-Sub, or any of their respective current or former officers, directors or employees (the "Plaintiff Parties"), and will not engage in any other conduct or communication that would adversely affect the reputation of any of the Plaintiff Parties. Each of the Plaintiffs agrees that he or it (as the case may be) will not disparage, or cause any other person, including SLGI, Licensee-Sub, or any of their respective officers, directors, employees, or affiliates, to disparage any of the Defendants or Newco, or any of their respective current or former officers, directors or employees (the "Defendant Parties"), and will not engage in any other conduct or communication that would adversely affect the reputation of any of the Defendant Parties.

b. Each of Defendants and Plaintiffs acknowledges that any breach of the provisions of this Section 7 will cause continuing and irreparable harm for which monetary damages would not be an adequate remedy. In any action or proceeding to enforce any of the provisions of this Section 7, they shall not assert the claim or defense that an adequate remedy at law exists. Without limiting the right of an aggrieved Party to pursue any other remedy at law or in equity, each of Defendants and Plaintiffs shall have the right to enforce the provisions of this Section by seeking injunctive or other equitable relief in court.

8. Upon the Effective Date, Plaintiffs shall deliver to Defendants, and Defendants, shall deliver Plaintiffs, full and unequivocal mutual general releases in standard form whereby Defendants and their affiliates and Plaintiffs and their affiliates provide full and absolute releases (including a release by all Parties of any claims against SLGI), except for the Parties' respective rights expressly set forth herein. In addition, Plaintiffs shall refrain from providing any assistance, cooperation, support, or contribution to any suit against Defendants and/or their families, unless compelled by a court of competent jurisdiction.

9. Plaintiffs have advised Defendants that they wish to cause SLGI to effect a spin-out (the "Spin-Out") of 100% of the outstanding shares of the Licensee-Sub (the "Licensee-Sub Shares") to SLGI stockholders following the Effective Date. Defendants, in their capacity as directors and officers of SLGI, will cooperate in the Spin-Out process, so long as the Effective Date and the settlement contemplated herein are not delayed. Plaintiffs acknowledge that neither the Effective Date nor the Settlement contemplated herein are conditioned on the Spin-Out, and all cost and expenses related to the Spin-Out shall be borne prior to the Effective Date solely by Plaintiffs. Without limiting the foregoing, Plaintiffs shall indemnify and hold Defendants harmless from and against any and all claims arising out of, or related to, the Spin-Out. Subject to the foregoing:

a. SLGI shall pursue the Spin-Out to its stockholders of record on the first business day following the Effective Date (the "Record Date") on a pro rata basis to their ownership interest in SLGI, on the Record Date. It is agreed by the Parties, that the SLGI stockholders of record on the Record Date shall not include the Israeli Group and that members of the Israeli Group shall not be entitled to receive Licensee-Sub Shares.

b. As soon as the court will permit, the Parties shall submit the terms and conditions of this Agreement to the court, pursuant to 15 USC § 77c(a)(10), for a hearing on the fairness of such terms and conditions so that such a determination shall render the issuance of the Licensee-Sub Shares exempt from registration pursuant to such section. Defendants shall fully cooperate in making the application to the court and shall support (and not object) to the determination of the court that the terms and conditions are fair.

c. On the date of the entry by the court of an order pursuant to 15 USC §77c(a)(10) establishing that the Licensee-Sub Shares can be distributed as "free trading" shares and not subject to any restrictions on their transfer, SLGI shall cause the Licensee-Sub Shares to be distributed to each of the shareholders of SLGI of record on the Record Date, entitled to receive Licensee-Sub Shares.

10. Until the Effective Date, Defendants shall in good faith cause SLGI to comply with all SEC filing obligations consistent with past practice. Defendants shall resign as officers and directors of SLGI as of the Effective Date.

11. Defendants waive any and all options or rights to compensation from SLGI as of the Effective Date.

12. As of the Effective Date, Defendants shall terminate their employment contracts with SLGI without costs or penalties to any Party.

13. Within sixty (60) days following the Effective Date, Defendants shall prepare and deliver to SLGI audited financial statements of SLGI for the period, beginning on

the latest of (i) January 1, 2007, or (ii) the date of SLGI's last audited financial statements, and ending on the Effective Date.

14. All Parties hereto shall cooperate in good faith, and shall deliver such additional writings as may be necessary from time to time, to effect the matters contemplated herein; provided, that notwithstanding the foregoing, no Party hereto shall be obligated to incur any expense or liability in connection with the foregoing except as expressly set forth herein.

15. This Settlement Agreement shall be construed in accordance with the laws of the State of New York. All disputes pertaining to the terms and enforcement of the Settlement Agreement shall be brought in the United States District Court for the Southern District of New York and all Parties consent to personal jurisdiction in that district.

16. Each Party represents and warrants that each has read this Settlement Agreement in its entirety, reviewed it with that Party's respective counsel, and understands its contents.

17. The person executing this Settlement Agreement on behalf of each Plaintiff represents and warrants that he/she has been authorized to enter into this Settlement Agreement, and has taken all necessary action to cause each Plaintiff to be bound hereby and to allow to perform fully as required.

18. This Settlement Agreement may be signed in counterpart originals.

19. The Parties agree to execute any and all further documents which may be necessary or desirable to carry out the terms or intent of this Settlement Agreement.

20. This Settlement Agreement constitutes the entire understanding and agreement between the Parties with respect to its subject matter and supersedes any prior agreement or understanding, whether oral or written, that any Party may claim exists. There are no representations, warranties, understandings, or agreements other than those expressly set forth herein, and this Settlement Agreement may not be amended or modified except by a writing signed by all Parties.

21. This Settlement Agreement is binding upon and shall inure to the benefit of the parties and their respective successors and assigns.

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Schedule "A"

LIST OF SUBSIDIARIES

Direct subsidiaries of SecureLogic Corp.

SpaceLogic Ltd.
SecureLogic Inc.

Direct subsidiaries of Space Logic Ltd.

SecureLogic Ltd.
ChainLogic Ltd.

IN WITNESS WHEREOF, the parties have executed this Settlement Agreement on the date first written above.

TREELINE INVESTMENT PARTNERS, LP	BAYTREE CAPITAL ASSOCIATES, LLC	
By: ________________	By: ________________	________________ SEAN DESON
DAVID YAROSLOWICZ	GENE ROSENFELD	MICHAEL GARDNER
GARY KOREN	SHALOM DOLEV	CATHAL L. FLYNN
IFTACH YEFFET	TONY GROSS	MICHAEL KLEIN

IN WITNESS WHEREOF, the parties have executed this Settlement Agreement on the date first written above.

TREELINE INVESTMENT PARTNERS, LP	BAYTREE CAPITAL ASSOCIATES, LLC	
By: ______________	By: ______________	______________ SEAN DESON
______________ DAVID JAROSLOWICZ	______________ GENE ROSENFELD	______________ MICHAEL GARDNER
______________ GARY KOREN	______________ SHALOM DOLEV	______________ CATHAL L. FLYNN
______________ IFTACH YEFFET	______________ TONY GROSS	______________ MICHAEL KLEIN

IN WITNESS WHEREOF, the parties have executed this Settlement Agreement on the date first written above.

TREELINE INVESTMENT PARTNERS, LP

By: ______________

BAYTREE CAPITAL ASSOCIATES, LLC

By: ______________

SEAN DESON

DAVID JAROSLOWICZ

GENE ROSENFELD

MICHAEL GARDNER

GARY KOREN

SHALOM DOLEV

CATHAL L. FLYNN

IFTACH YEFFET

TONY GROSS

MICHAEL KLEIN

10. 12/11/07

IN WITNESS WHEREOF, the parties have executed this Settlement Agreement on the date first written above.

TREELINE INVESTMENT PARTNERS, LP	BAYTREE CAPITAL ASSOCIATES, LLC	
By: ______________	By: ______________	______________ SEAN DESON
______________ DAVID JAROSLOWICZ	______________ GENE ROSENFELD	______________ MICHAEL GARDNER
______________ GARY KOREN	______________ SHALOM DOLEV	______________ CATHAL L. FLYNN
______________ IFTACH YEFFET	______________ TONY GROSS	______________ MICHAEL KLEIN

IN WITNESS WHEREOF, the parties have executed this Settlement Agreement on the date first written above.

TREELINE INVESTMENT PARTNERS, LP	BAYTREE CAPITAL ASSOCIATES, LLC	
By: ______________	By: ______________	______________ SEAN DESON
______________ DAVID JAROSLOWICZ	______________ GENE ROSENFELD	______________ MICHAEL GARDNER
______________ GARY KOREN	______________ SHALOM DOLEV	______________ CATHAL L. FLYNN
______________ IFTACH YEFFET	______________ TONY GROSS	______________ MICHAEL KLEIN

Schedule "A"

LIST OF SUBSIDIARIES

Direct subsidiaries of SecureLogic Corp.

SpaceLogic Ltd.
SecureLogic Inc.

Direct subsidiaries of Space Logic Ltd.

SecureLogic Ltd.
ChainLogic Ltd.